EXHIBIT 99.1

For further information, contact: Media Liz Mefford Rpr Marketing Communications (212) 317-1462 Liz.Mefford@rprmc.com	Investors Kim Golodetz LHA (212) 838-3777 KGolodetz@lhai.com

NO!NO!™ HAIR (AGAIN) DELIVERS SUPER RESULTS ON HOME SHOPPING TELEVISION DURING FOOTBALL’S BIGGEST SUNDAY

ORANGEBURG, N.Y. (February 5, 2013) – PhotoMedex, Inc. (NasdaqGS and TASE: PHMD) announces that while football fans across the U.S. got ready for Sunday’s big game, consumers purchased approximately $8 million of no!no! Hair on home shopping television in a 24-hour period, representing an approximate 15% increase over the same time slot last year.  The no!no! Hair removal device, which has been selling on home shopping television since 2007, was featured in a beauty event led by international beauty experts Jennifer Crawford and Amy Anzel.

After six years on home shopping television, no!no! Hair continues to break records.  To date more than 330,000 no!no! Hair units have been sold through this channel in the U.S. alone, and more than 4.0 million units have been sold worldwide.

“Home shopping television is an extremely important component of no!no!’s multi-tiered marketing platform and continues to build momentum with consistent year-over-year increases in sales,” said Dr. Dolev Rafaeli, CEO of PhotoMedex and President and CEO of Radiancy Inc.

As part of the one-day event, the brand launched three new Perfectly Polished, limited-edition no!no! Hair devices: Pink Paint, Teal Tint and Opulent Orange.

ABOUT no!no!
no!no! products adapt professional technology for home use by consumers. Beginning with the no!no! hair removal system, using revolutionary Thermicon™ technology no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors.  The no!no! family has grown to include no!no! Skin for acne clearance and no!no! Smooth, a unique skincare line with Capislow™ that slows the rate of hair growth. no!no! has been sold on Home Shopping Network since 2007.

Radiancy, Inc., a subsidiary of PhotoMedex and a global leader for medical and aesthetic light-based systems, created no!no! Hair to answer the ever-growing demand for professional, pain-free long-lasting hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors by instantly removing hair and reducing the rate of hair regrowth with no pain, no mess and no chemicals.  Based on the patented and exclusive Thermicon technology, no!no! uses heat to remove hair and get long-lasting results over time, making it universally safe and effective for everyone.

ABOUT Radiancy, Inc.
Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company’s core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers.

Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process.  By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems.  Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

ABOUT PhotoMedex
PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor
Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.